THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE PAYEE HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

ASKMENOW, INC.
12% SENIOR PROMISSORY NOTE

$____________	______ __, 2007

FOR VALUE RECEIVED, the undersigned, AskMeNow, Inc., a Delaware corporation (the “Company” or “Payor”), having its executive office and principal place of business at 26 Executive Park, Suite 250, Irvine, CA 92614, hereby promises to pay to ______________ (the “Payee”) at Payee's address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), the principal sum of _______ ($____), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on the first to occur of the following dates: (i): May 29, 2007 (90 days after the date of issuance) (the “Maturity Date”) unless extended by the Payor for up to an additional 90 days (the “Extended Maturity Date”); (ii) the date on which the outstanding principal amount of this Note is prepaid in full as hereinafter permitted (the “Prepayment Date”); (iii) the date on which the Company raises at least Three Million Dollars ($3,000,000) in equity financing or a proportionate repayment on such amount less than $3,000,000 (the “Funding Date”), and (iv) any other date on which any principal amount of, or accrued unpaid interest on, this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the "Acceleration Date").

This Note is being issued in connection with a bridge financing (the “Bridge Offering”) by the Company on a “best efforts” no minimum basis, up to a maximum of $3,000,000 of Bridge Offering units (each a “Bridge Unit”). Each Bridge Unit consists of $1.00 principal amount of 12% Promissory Notes and Warrants to purchase four (4) shares of Common Stock, to be offered on a “best efforts” basis. The Bridge Offering is being made only to Investors who qualify as “accredited investors” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Partial Bridge Units may be sold.

All of the proceeds of the Bridge Offering will be used by the Company for general corporate purposes, including working capital.

1. Interest And Payment.

1.1. The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of twelve (12%) percent from the date hereof through the earliest to occur of (i) the Maturity Date; (ii) the Prepayment Date; (iii) the Funding Date or (iv) the Acceleration Date. In the event the Company extends the Maturity Date, the Note Rate shall increase to fourteen (14%) percent from the original Maturity Date until the Note is paid.

1.2. Interest accrued on this Note shall be payable not later than, on the earliest to occur of (i) the Maturity Date (if not extended); (ii) the Prepayment Date; (iii) the Funding Date; (iv) the Acceleration Date; or (v) the Extended Maturity Date.

1.3. All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2. Replacement Of Note.

2.1. In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2. Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3. Prepayment. The principal amount of this Note may be prepaid in whole at any time, or in part from time to time, without penalty or premium, together with unpaid interest thereon accrued through the Maturity Date or the Extended Maturity Date. Each partial prepayment of this Note shall first be applied to interest accrued through the Maturity Date and the Extended Maturity Date and then to principal.

4. Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

4.1. Payor will not sell, transfer or dispose of a material part of its assets;

4.2. Payor will not make any loan to any person who is or becomes a shareholder or executive employee of Payor, other than for reasonable advances for expenses in the ordinary course of business;

4.3. Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

4.4. Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

4.5. Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

4.6. Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

4.7. Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto;

4.8. Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles;

4.9. Payor shall not create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien (except Permitted Liens and Permitted Debt as defined in Section 13 of the Note Purchase and Warrant Agreement entered into between the Payor and Payee), charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) with respect to the assets of Payor or such subsidiary; and

4.10. Payor shall not issue any debt, equity or other instrument which would give the holder thereof, directly or indirectly, a right in any assets of Payor or such subsidiary that are pari passu, senior or superior to any right of the Payee in or to such assets.

5. Events of Default. If any of the following events (each an "Event of Default") occurs:

5.1. The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor;

5.2. Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing;

5.3. Payor fails to pay the principal amount, or interest on, or any other amount payable under, this Note as and when the same becomes due and payable;

5.4. Payor admits in writing its inability to pay its debts as they mature;

5.5. Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger with or into a publicly traded corporation;

5.6. A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $50,000 and secured by such property or assets) of Payor or of any subsidiary of Payor;

5.7. A final judgment for the payment of money in excess of $50,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal;

5.8. An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $50,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness;

5.9. Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3 above) and such default continues uncured for a period of sixty (60) days then, upon the occurrence of any such Event of Default and at any time thereafter, Payee shall have the right (at Payee's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to Payee, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in case of the occurrence of an Event of Default under any of the sections above, such amounts shall become immediately due and payable without any such declaration by Payee;

5.10. Payor fails to pay the principal amount, or interest on, or any other amount payable under, this Note as and when the same becomes due and payable (as specified in Section 5.3 above), the Company will pay the Payee a default interest rate of two (2%) per month on all amounts due and owing under the Note for each month or part thereof beyond the Maturity Date or the Extended Maturity Date, which default interest shall be payable in cash on demand in cash;

5.11. Payor creates, incurs, assumes or suffers to exist any pledge, hypothecation, assignment, deposit arrangement, lien (except Permitted Liens and Permitted Debt), charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) with respect to the assets of Payor or such subsidiary; or

5.12. If Payor issues any debt, equity or other instrument which would give the holder thereof, directly or indirectly, a right in any assets of Payor or such subsidiary that are senior or superior to any right of the Payee in or to such assets.

6. Suits for Enforcement and Remedies. If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of Payee. No right or remedy herein or in any other agreement or instrument conferred upon Payee is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.  Unconditional Obligation; Fees, Waivers, Other.

7.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

7.2. If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

7.3. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

7.4. This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee.

7.5. Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

8. Restriction on Transfer. This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

9. Miscellaneous.

9.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

9.2. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

9.3. This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to the choice of laws rules thereof.

9.4. This Note shall bind Payor and its successors and assigns.

ASKMENOW, INC.

By:	Name: Darryl Cohen
Title: CEO